Exhibit 10.1

                          Assets Acquisition Term Sheet

                     Pacificap Entertainment Holdings, Inc.

                              Battleship VFX, Inc.

     The purpose of this letter is to serve as a Term Sheet (the "Term Sheet"), by and between Battleship VFX, Inc., a Delaware Corporation ("Battleship" and "Seller"), Brenda Michel ("Principal") and Pacificap Entertainment Holdings, Inc. a Nevada Corporation ("Pacificap" and the "Company") in connection with the private sale of assets by the Seller to a special purpose wholly owned limited liability company subsidiary of the Company ("Subsidiary"), pursuant to the terms and conditions set forth herein (the "Transaction").

     1. The closing of the Transaction shall take place upon the completion of all matters specified hereto to be performed at closing and upon performance or waiver of the conditions to such closing as specified herein (the "Closing").

     2.   At Closing of the Transaction, the parties shall effect the following:

               (a) Battleship shall transfer all of its intellectual property assets as described under Annex A attached hereto (the "Transferred Assets"), together with specified liabilities as set forth on Annex B attached hereto (the "Transferred Liabilities"). All other assets and liabilities not expressly transferred by Battleship shall be retained by Battleship.

               (b) In consideration for such Transferred Assets to the Subsidiary, the Company shall issue to the sole shareholder of Battleship, Brenda Michel (the "Principal") a number of shares of Common stock, par value, $0.001 per share (the "Common Stock"), equal to fifteen (15%) of the issued and outstanding shares of the Company on the record date of November 19, 2004 (the "Principal Shares") as of the date of execution hereof, which Principal Shares shall have weighted average anti-dilution protection for a period of not less than three (3) years from the date of issuance and shall include, without limitation, all issuances, conversions, splits and reverse-splits ("Anti-dilution Protection").

               (c) Principal shall be granted an earn-out right to obtain an additional ten percent (10%) of issued and outstanding Pacificap Common Stock on a fully diluted basis determined as of the date of such grant, upon generating two ($2) million dollars in gross revenues from any and all sources, including, without limitation, sponsorships, distribution fees and/or ancillary revenue streams (the "Earn-out Stock") which shall be subject to Anti-Dilution Protection.
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     3.   Conditions for Closing:

               (a) The Company shall have received a Terms Sheet for funding dollars in actual funding from the NIR Group (the "NIR Financing Commitment"), subject to the specified deductions and offsets set forth on Annex C attached hereto, which specification shall include any and all fees, costs, expenses and disbursements not to exceed $500,000 to be deducted, by the Company and such specified third-parties, from the NIR Financing Commitment (the "Schedule of Financing and Administration Fees");

               (b) The net proceeds of the NIR Financing Commitment (the "NIR Financing Net Proceeds") shall be allocated in their entirety to the Subsidiary, as to which a special purpose bank account shall be established by the Company which shall be jointly controlled by the Principal and one (1) officer of the Company (the "Subsidiary Funding Account"), and all such NIR Financing Net Proceeds shall be directed to be disbursed to the Subsidiary Funding Account.


     4.   Covenants:


               (a) Disbursement of the NIR Financing Net Proceeds shall be promptly made in accordance with budgets provided by the Principal.

               (b) The Company, upon request of Principal, shall use its best efforts to promptly cause the appointment and election of one (1) of Principal's nominees to the Pacificap board of directors.. The Company shall promptly make any and all filings as may be required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in such regard.

               (c) The Company shall cover any and all reasonable fees, costs, expenses and disbursements of legal counsel in respect of (1) development, deployment and operation the Acquired Assets; (2) for Principal, in respect of personal representation related to the Transaction, deployment of the Acquired Assets; and (3) for Battleship VFX, Inc. in regard to general corporate matters related to the transfer of the Acquired Assets. Principal undertakes to exercise commercially reasonable discretion in regard to incurring any and all such legal services.

               (d) Upon the Subsidiary attaining $500,000 in gross revenues attributable to the exploitation of the Acquired Assets, the Chief Financial Officer of the Subsidiary, as appointed by the Principal, shall be added as an authorized co-signatory on the Subsidiary Funding Account, who shall be authorized to sign as one of two (2) authorized persons, together with the Principal or designated officer of the Company as provided in Paragraph 3(b) above, and to disburse funds of the Subsidiary in accordance with the approved budget of the Subsidiary.

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               (e) All Company fillings prepared and/or contemplated to be made with the U.S. Securities and Exchange Commission (the "SEC") shall be submitted to the Principal's legal counsel for review and comment reasonably prior to the contemplated date of such filings.

               (f) The Company shall, at its sole cost and expense, maintain commercially reasonable and adequate Directors and Officers insurance coverage for the Principal and all of the Principals' nominees serving as Directors of the Company, as well as any and all other officers appointed by the Board at the request of Principal. The Company will indemnify and hold harmless Principal, Battleship and its officers, agents and counsel for any and all losses and damages arising prior to the effective date and thereafter due to any wrong doing on the part of the Company, its officers, directors, employees, agents, counsel, partners or consultants (including, in each case, without limitation, reasonable fees, costs, expenses and disbursements of Principal's counsel incurred in defending against allegations or findings of wrong-doing).

     5.   Employment Contract:

               (a) The Subsidiary shall execute a two year Employment Contract with Principal, to include the following:

                    (i) Principal shall be granted the title of her choice
               commensurate with the executive capacity of responsibility in regard to development, deployment and operations in the Subsidiary of the Acquired Assets.

                    (ii) Principal shall be granted complete managerial control over the development, deployment and operations in the Subsidiary of the Acquired Assets.

                    (iii) Principal shall be granted complete creative control over all entertainment projects and properties controlled by or created in respect of the Acquired Assets, and sole power of determination in regard to appointment of officers, production partners and contractors including, without limitation, in regard to exploitation of all ancillary products and services in respect of the Acquired Assets.

                    (iv) Principal shall be paid a salary not less than, but not limited to, $150,000 per year, to be paid incrementally on the 1st and the 15th of each month. Annual salary increases shall be granted to Principal annual at a rate not less than documented cost of living increases within the metropolitan census region applicable to Principal. .

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                     (v) Company will cover Principal and her immediate family
               with full medical benefits, by the health-services insurer and/or provider of her choice. Company will provide full coverage short term and long-term disability insurance coverage for Principal.

                    (vi) Employment Agreement of Principal can be terminated for
               "Cause" if she is found by a court of competent jurisdiction to have engaged in willful misconduct, gross negligence or convicted of a crime constituting a felony. In the event of termination for a reason other than Cause, Principal shall receive not less than an amount equal to two (2) years' salary and a non-recourse loan in exchange for any and all Company Common Stock then held by Principal, at a repurchase price determined as the weighted average price of the Company Common Stock during the thirty (30) days immediately preceding the effectiveness of such termination. Any and all such termination payments must be made to Principal within 30 days of the effective date of termination. Any demotion or removal of Principal from her scope of authority or requirements to perform such duties other than at her customary base of operations will in any and all such cases be deemed to be constructive termination.

                    (vii) Company shall carry life insurance to benefit
               Principal's survivors in amount of coverage of not less than two
               (2) years of Principal's base salary. Company may, at its discretion, carry Key-Man life insurance on Principal as to which the Company will be the beneficiary.

                    (viii) Provided that Principal has performed in accordance with the conditions set forth herein, the Principal's employment agreement shall automatically renew at the respective completion date for subsequent renewal periods of two years.

     6.   The Seller represents as of the date of this Term Sheet and as of
          Closing:

               o Except with respect to Transferred Liabilities, the Transferred Assets are free and clear of all liens, charges and encumbrances of any nature whatsoever, contingent or otherwise, and that good and marketable title to all of the Transferred Assets shall be transferred to the Company at the Closing subject only to liens imposed directly in connection with the Transferred Liabilities.

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               o    The Seller has complete and due authority to execute and
                    deliver this Term Sheet and to legally deliver the Transferred Assets at Closing as contemplated hereunder and all necessary corporate actions regarding the Transaction have been taken by the Seller.

               o The Transaction shall not constitute a violation of any provision of the respective charter or governance documents of the Seller or any contractual agreement of Seller or any other instrument to which the Seller is subject.

     7. The Seller represents, acknowledges and agrees to the following provisions with respect to federal and state Securities law and regulatory authority compliance:

               o The Seller understands and acknowledges that this Term Sheet and the Transaction are private and that the Principal Shares have not been registered, approved or disapproved by the United States Securities and Exchange Commission or any state or foreign securities agencies.

               o The Seller is not acting as an underwriter and is acquiring the Principal Shares solely for investment for its own account and not with a view to, or for, resale in connection with any distribution with in the meaning of any federal securities laws, state securities acts or any other applicable laws.

               o Seller acknowledges that the Company is not under an obligation to register or seek an exemption under any federal, state or foreign securities acts for any stock of the Company or to cause or permit such stock to be transferred in the absence of any such registration or exemption and that the Seller herein must hold the Principal Shares indefinitely unless such stock is subsequently registered under any federal and/or state securities acts or an exemption from registration is available (e.g., under Rule 144).

               o The Seller understands the speculative nature and risks of investments associated with the Company and confirms that the Principal Shares are suitable and consistent with its investment program and that its financial position enables it to bear the risks of this investment; and that there may not be any public market for the Principal Shares subscribed for herein.

     8. The Company acknowledges and agrees that as of the effective date and time of the Closing, the Transferred Assets are constituted only of intangible unregistered Intellectual Property and that the Transferred Liabilities shall also be transferred to the Company.

     9. The parties agree that time is of the essence. All parties agree to use their respective best efforts to cause the Transaction to close.

    10. The Seller acknowledges and agrees that the Company may, at its sole discretion, issue a press release upon the execution of this Term Sheet, provided, however, the Company shall obtain written consent and approval from the Principal in respect of any and all matters pertaining to the Battleship and/or the Transferred Assets.

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    11.   The Company and the Seller shall promptly execute and transfer such further documents and will promptly take such further action as the Company may require in order to effectively consummate the Transaction, including, without limitation, any and all filings in respect of any required compliance with applicable Bulk Transfer laws and in respect of compliance with the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. The Company shall, at its own cost and expense, promptly cause Company counsel to properly prepare and file any and all Form 3s Form 4s Schedule 13D by and on behalf of the Principal.

    12. Miscellaneous. This Term Sheet sets forth the entire understanding between the parties as to the subject matter hereof and merges and supersede all prior discussions, agreements and understandings of every kind and nature between such persons and any of their respective officers, directors, affiliates, representatives and agents with respect to the subject matter hereof. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Term Sheet by any party hereto or its representatives and that, in addition to all other remedies available at law or in equity, each party shall be entitled to temporary, preliminary and permanent restraining orders and injunctions, in each case without the necessity of posting a bond or other security, and to specific performance, as remedies for any such breach. It is further understood and agreed that no failure or delay by either party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, now will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. This Term Sheet will be governed and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. This Term Sheet may be amended only in writing signed by the parties.

                            [Signature Page Follows]

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

This Term Sheet accurately reflects our understanding and is intended to be fully binding upon the parties. This Term Sheet may be executed in one or more counterparts, each of which will be deemed an original and taken together shall constitute one and the same agreement.

PACIFICAP ENTERTAINMENT HOLDINGS, INC.

         By:      /s/ EDWARD LITWAK
                  -----------------
                  Name: Edward Litwak
                  Title: Chief Executive Officer

BATTLESHIP VFX, INC.

         By:      /s/ BRENDA MICHEL
                  -----------------
                  Name:  Brenda Michel
                  Title:   President and CEO

PRINCIPAL: BRENDA MICHEL (Individually)

/s/ BRENDA MICHEL
-----------------
Brenda Michel

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